Exhibit 99.1

Far East Energy Announces Registered Direct Placement

Houston, Texas – August 20, 2010 – Far East Energy Corporation (OTC BB: FEEC) announced today that it has agreed to sell an aggregate of approximately 105.5 million shares of its common stock at a price of $0.33 per share for aggregate gross proceeds of approximately $34.8 million in a registered direct offering.

“We intend to use the net proceeds from the offering to continue the drilling, completion and testing of our coalbed methane wells in China and for general corporate purposes,” said Michael R. McElwrath, Chief Executive Officer of Far East.  Mr. McElwrath added, “We are particularly pleased with the quality of the investor group, which consists primarily of several large, fundamental, long-only mutual funds, with exceptional reputations in the investment and energy communities.”

The offering is made pursuant to the Form S-3 shelf registration statement declared effective by the SEC on November 4, 2009.   A prospectus supplement related to the public offering has been filed with the SEC.   The offering is expected to close on or about August 24, 2010, subject to the satisfaction of customary closing conditions.

Macquarie Capital (USA), Inc. acted as Far East’s placement agent in connection with the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction or to any person in which or to whom such offer, solicitation or sale would be unlawful.   Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.   Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Macquarie Capital (USA) Inc., 125 West 55th Street, New York, NY 10019.

Far East Energy Corporation

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on coal-bed methane exploration and development in China.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties.   Actual results could differ materially from those projected in such forward-looking statements.   Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: there can be no assurance as to the volume of gas that is ultimately produced or sold from our wells; due to limitations under Chinese law, we may have only limited rights to enforce the gas sales agreement between Shanxi Province Guoxin Energy Development Group Limited and China United Coalbed Methane Corporation, Ltd., to which we are an express beneficiary; pipelines and gathering systems needed to transport our gas may not be constructed, or if constructed may not be timely, or their routes may differ from those anticipated; certain of the proposed transactions with Arrow Energy International Pte Ltd (“Arrow”) may not close on a timely basis or at all, including due to a failure to satisfy closing conditions or otherwise; the anticipated benefits to us of the transactions with Arrow may not be realized; the final amounts received by us from Arrow may be different than anticipated; Arrow may exercise its right to terminate the Farmout Agreement at any time; the Chinese Ministry of Commerce (“MOC”) may not approve the extension of the Qinnan PSC on a timely basis or at all; our Chinese partner companies or the MOC may require certain changes to the terms and conditions of our PSC in conjunction with their approval of any extension of the Qinnan PSC; our lack of operating history; limited and potentially inadequate management of our cash resources; the pipelines currently under consideration may not be constructed, or if constructed may not be timely, or their routes may differ from those currently anticipated; the pipeline and local distribution/compressed natural gas companies may decline to purchase or take our gas, or the timing of any definitive agreement may take longer than anticipated and the terms may not as advantageous as expected; risk and uncertainties associated with exploration, development and production of coalbed methane; expropriation and other risks associated with foreign operations; disruptions in capital markets effecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our 2009 Annual Report and subsequent filings with the SEC.

Contact:

David Nahmias - 901-218-7770	Bruce Huff – 832-598-0470
Far East Energy Corporation	Far East Energy Corporation
dnahmias@fareastenergy.com	bhuff@fareastenergy.com

Catherine Gay – 832-598-0470
Far East Energy Corporation
cgay@fareastenergy.com

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